Exhibit 10.15

2010 Bonus Plan

March 2010

Sterling Chemicals, Inc.
2010 Bonus Plan
Introduction:
          Our 2010 Bonus Plan (our “Bonus Plan”) will be made up of the following two programs (collectively, our “Bonus Programs”) that will provide eligible salaried employees with opportunities to receive cash compensation in addition to their salaries:
•	Corporate Performance Bonus Program — pays bonuses based on our attainment of environmental and safety goals, our achievement of specified levels of Operating Cash Flow and on individual performance; and

•	Individual Performance Bonus Program — pays bonuses based on individual performance, irrespective of our environmental or safety performance or the amount of Operating Cash Flow we earn during the year.
All of our salaried personnel (each an “Eligible Employee”), whether exempt or non-exempt and including our President and Chief Executive Officer and our Senior Vice Presidents (our “Executives”), are eligible to receive cash bonuses under our Bonus Plan. In order to be paid a bonus, an Eligible Employee must be employed by us at the time bonuses are paid, unless the employee has retired, died or become disabled, in which event a pro rata bonus payment will be made based on full months of service for the relevant year. For purposes of our Bonus Plan, “retired” means the voluntary cessation of employment with us after attaining age 55 with at least five years of services or the voluntary cessation of employment with us after attaining age 65 (with no service restriction), and “disabled” has the meaning set forth in our disability plan.
Corporate Performance Bonus Program:
General.
          Under our Corporate Performance Bonus Program, the amount of bonus that each of our Eligible Employees is eligible to earn for any year is determined by the Eligible Employee’s Bonus Target and performance during that year relative to our corporate performance goals and his or her individual performance goals. An Eligible Employee’s “Bonus Target” is a stated percentage of the Eligible Employee’s annual base salary (set by our Compensation Committee or our Board of Directors in the case of our Executives and by our Human Resources & Administration Department in the case of all of our other Eligible Employees). The maximum amount of bonus that can be earned by an Eligible Employee for any year is 100% of his or her Bonus Target for performance relative to corporate performance goals and 100% of his or her Bonus Target for performance relative to individual performance goals. As in the past, attaining threshold level of Operating Cash Flow will be required for any bonus to be paid under our Corporate Performance Bonus Program.

Corporate Performance Goals
          Our corporate performance goals under our Corporate Performance Bonus Program are based on:
•	the number of Employee OSHA recordable injuries experienced during the year;

•	the number of Contractor OSHA recordable injuries experienced during the year;

•	the number of environmental and process safety management incidents experienced during the year (subject to meeting all process safety management regulations); and

•	the amount of “Operating Cash Flow” earned during the year.
Our Board of Directors has set threshold, target and maximum goals for each of these categories for performance in 2010 as follows:

Goal	Threshold	Target	Maximum
Employee OSHA Recordable Injuries(1)	2	1	0	10%
Contractor OSHA Recordable Injuries(1)	2	1	0	10%
Environmental and Process Safety Incidents(1)(2)	3	2	1	10%
Operating Cash Flow(3)	$5.6M	$7.0M	$12.0M	70%

(1)	No credit if incident results in a fine

(2)	•	Environmental Incident defined as: - A release of chemicals that results in a Superfund reportable event;

- Any other environmental incident that requires immediate notification to state or federal agencies (e.g., fire/explosion with potential impact outside the facility); or

- A violation resulting in a Notice of Enforcement that is not resolved administratively.

	•	Process Safety Incident defined as an incident in which a significant fire, explosion, chemical release or injury occurred due to the direct involvement of a chemical process. This includes a fire or explosion causing more than $50K in direct cost to Sterling, a chemical release to the environment which impacts the community or a serious injury attributed to such an event resulting in at least one lost work day.

	•	All Process Safety Management regulations must be met to qualify.

	•	All incidents caused by Acts of God are excluded.

(3)	Operating Cash Flow means operating cash flow (from our cash flow statements) minus maintenance capital expenditures and proceeds from the sale of non-PP&E assets.
          At the end of each calendar year, the amount of bonus potentially payable to each Eligible Employee for performance relative to our corporate performance goals is determined by multiplying that Eligible Employee’s Bonus Target times the aggregate percentage earned during that year for performance relative to our corporate performance goals times 50%. The aggregate percentage is determined using the table above with the relevant percentage from the table being multiplied by 0.5 if Threshold level is achieved, 1.0 if Target level is achieved and 2.0 if Maximum level is achieved. Performance relative to our Operating Cash Flow goals that is in between the established levels is prorated on a straight line basis. As an example, if an Eligible Employee has a base salary of $50,000 and Bonus Target of 10% and we achieved Target level for Operating Cash Flow and Maximum level for Employee OSHA Recordable Injuries, Contractor OSHA Reportable Injuries and Environmental and Process Safety Incidents, the Eligible Employee’s potential bonus for performance relative to our corporate performance goals would be:
•	$50,000 times 10% (or $5,000) times aggregate percentage earned during the year times 0.5, with the aggregate percentage being:

Employee OSHA Recordable Injuries	20%	(10% @ 2X = 20%)
Contractor OSHA Recordable Injuries	20%	(10% @ 2X = 20%)
Environmental and Process Safety Incidents	20%	(10% @ 2X = 20%)
Operating Cash Flow	70%	(70% @ 1X = 70%)

Aggregate Percentage	130%
As a result, the Eligible Employee in the example would be eligible for a bonus for performance relative to our corporate performance goals of up to $5,000 times 130% times 0.5, or $3,250.
Individual Performance Goals.
          If we attain at least the threshold level of Operating Cash Flow for the relevant year, the rest of the bonus paid to each Eligible Employee under our Corporate Performance Bonus Program (up to 1X) will be based on that Eligible Employee’s Bonus Target times the aggregate percentage earned during that year for performance relative to his or her individual performance goals. The “aggregate percentage” earned during any year by an Eligible Employee for his or her performance relative to his or her individual performance goals will be determined using a table established for such Eligible Employee at the beginning of that year for his or her individual performance goals (set by our Board of Directors in the case of our Executives and by our Executives in the case of all of our other Eligible Employees). As is the case for our corporate performance goals, the relevant percentage for each individual performance goal will be multiplied by 0.5 if Threshold level is achieved, 1.0 if Target level is achieved and 2.0 if Maximum level is achieved and those percentages will then be added together (with the multiplier for the relevant percentage pro-rated for performance between any two levels on a straight-line basis for performance goals based on arithmetic calculations).
          Continuing with the example given above, if the same Eligible Employee had four individual performance goals, with each weighted at 25%, and Target level was achieved for two individual performance goals and Maximum level was achieved for two individual performance goals, his or her potential bonus based on his or her performance relative to his or her individual performance goals would be:

$50,000 times 10% (or $5,000) times aggregate percentage earned during the year times 0.5, with aggregate percentage being calculated as follows:

Goal #1	25%	(25% @ 1.0 = 25%)
Goal #2	25%	(25% @ 1.0 = 25%)
Goal #3	50%	(25% @ 2.0 = 50%)
Goal #4	50%	(25% @ 2.0 = 50%)

Aggregate Percentage	150%
As a result, the Eligible Employee in the example would be eligible to receive a bonus for his or her performance relative to his or her individual performance goals of up to $5,000 times 150% times 0.5 (or $3,750) and a total potential bonus of up to $7,000 ($3,250 based on performance relative to our corporate performance goals and $3,750 based on performance relative to his or her individual performance goals).
Individual Performance Bonus Program:
          If we do not attain the threshold amount of Operating Cash Flow for any year, each of our Eligible Employees (excluding our Executives and any of our salaried employees with a Salary Grade of 12) has the ability to earn up to a 1/2X bonus under our Individual Performance Bonus Program. If we earn at least the threshold amount of Operating Cash Flow under our Corporate Performance Bonus Program, no bonus is paid under our Individual Performance Bonus Program. The actual potential bonus of each of our Eligible Employees under our Individual Performance Bonus Program will be based solely on his or her performance relative to his or her individual performance goals, and will be an amount equal to 50% of the potential bonus that could have been paid to such Eligible Employee under the individual performance goals portion of our Corporate Performance Bonus Program if we had attained at least the threshold level of Operating Cash Flow for that year. Under the example used above, the Eligible Employee would have been eligible for a bonus of up to $7,000 under our Corporate Performance Bonus Program, with $3,750 attributable to performance relative to his or her individual performance goals. As a result, he or she would be eligible for a bonus of up to $1,875 (50% of $3,750) under our Individual Performance Bonus Program. Our Executives and any of our salaried employees with a Salary Grade of 12 are not eligible for bonuses under our Individual Performance Bonus Program.
General Terms:
Total Bonus Calculation and Payment.
          At the end of each year, our performance under each of our corporate performance goals will be determined. Our financial results will determine the amount of Operating Cash Flow earned during that year and, consequently, whether a bonus will be paid under our Corporate Performance Bonus Program or under our Individual Performance Bonus Program. At the same time, each Eligible Employee’s performance relative to his or her individual performance goals will be assessed and the amount of bonus paid to that employee under our Corporate Performance Bonus Program or Individual Performance Bonus Program, as applicable, will be determined. If the amount of bonus (prior to any payment reductions) to be paid to any Eligible Employee (other than employee whose rating is DM) is less than the amount paid to each hourly employee under our Gainsharing Program, then the amount of that Eligible Employee’s bonus will be increased to match the amount paid under our Gainsharing Program. All bonuses will be paid to all Eligible Employees on or before March 14 in a single lump sum after all taxes have been withheld. The payment of a bonus does not affect any employee’s base pay in any manner and has no impact on the amount or level of benefits under any of our other benefit plans.
Payment Adjustments.
          The amount of bonus paid to an Eligible Employee under our Bonus Plan assumes continued employment with us in active status throughout the year. For purposes of our Bonus Plan, active status is made up of regular hours worked, vacation time, jury duty, service as a witness under court subpoena, funeral leave and military leave. Non-active status includes all other absences from work for any reason, including illness, injury, personal business, doctor’s appointment, excused absence, family illness, leave of absences and personal leave, etc. Once the amount of bonus to be paid to an Eligible Employee is determined under our Bonus Plan, that amount may be reduced if the Eligible Employee has accumulated absences totaling at least 44 working days (352 hours for shift workers) during the relevant year. The amount of reduction will be 16.67% for the first 44 working days (352 hours for shift workers) of non-active status plus an additional 8.33% reduction for each additional 22 working days (176 hours for shift workers) of non-active status during the year for which the bonus is being paid. The amounts of bonuses paid to Eligible Employees may also be reduced by the Executives or our Board of Directors or Compensation Committee for various business considerations or adjusted, up or down, based on additional individual performance factors.
          The bonus paid to any Eligible Employee under our Bonus Plan who was hired after July 1 of the year during which performance is being assessed will be pro rated based on the number of full months of service during that year. The amount of bonus paid to any Eligible Employee who became eligible under our Bonus Plan in the first half of a year due to a promotion or change in job classification or being hired will not be pro rated due to such promotion, job reclassification or hiring (i.e., all months of service with us during the relevant year will be treated as if they were performed in the Eligible Employee’s most recent position). The amount of bonus paid to any Eligible Employee who has a change is status under our Bonus Plan on or after July 1 due to a promotion or change in job classification will be pro rated based on the number of months of service in the year in each status. For example, if an Eligible Employee’s salary and bonus percentage were increased October 1 due to a promotion, 3/4s of such Eligible Employee’s bonus would be calculated using his or her salary and bonus percentage prior to such promotion and 1/4 of such Eligible Employee’s bonus would be calculated using his or her salary and bonus percentage after such promotion.